April 3, 2012

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Files Form 10-K: Home Loan Bank Performed Well in 2011

I am pleased to report that the Federal Home Loan Bank of New York filed its 2011 Form 10-K with the Securities and Exchange Commission on March 23, 2012. Throughout 2011, we continued to perform well; remain a reliable source of funding for our members; and provide our members with a fair dividend – distributing more than $200 million in dividends for 2011 to our membership. As indicated in the chart below, our 2011 results led the Federal Home Loan Bank System, a testament to the hard work our employees put in each and every day to ensure that we execute on our mission of providing the liquidity our members need to serve communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

	2011 Income ($MM)	Dividend (annualized)
New York	$244	4.50%

Chicago	$224	0.08%

San Francisco	$216	0.29%

Atlanta	$184	0.84%

Boston	$160	0.30%

Cincinnati	$138	4.25%

Indianapolis	$110	2.50%

Seattle	$84	0.00%

Des Moines	$78	3.00%

Topeka	$77	1.99%

Dallas	$48	0.38%

Pittsburgh	$38	0.00%

The Home Loan Bank’s 2011 Form 10-K is available at the “EDGAR” portion of the SEC’s website at www.sec.gov/edgar.shtml.

Federal Home Loan Bank System’s 2011 Results

On March 29, the Office of Finance issued its 2011 Combined Financial Report for the Federal Home Loan Banks. Overall, the System’s combined net income for the year was down, from $2.1 billion in 2010 to $1.6 billion in 2011. This decline was affected by a decrease in advances at year-end, from $478 billion at December 31, 2010, to $418 billion at December 31, 2011. However, as the above chart reflects, all 12 Home Loan Banks posted positive net income for the year, and the Home Loan Banks remain a stable liquidity provider for our nation’s local lenders. The Federal Home Loan Bank System closed out 2011 with more than $418 billion in advances flowing through communities across the country. Clearly, as our economy continues to recover, the Home Loan Banks play a vital role.

The 2011 Combined Financial Report is available by visiting the Office of Finance’s website at http://www.fhlb-of.com/ofweb—userWeb/pageBuilder/fhlbank-financial-data-36 and clicking on the “Annual Report 2011” link.

Advances Averaged $65.4 Billion in February 2012

Locally, the Federal Home Loan Bank of New York continues to perform our vital support function. In February, our advances to our members averaged $65.4 billion. We had three first-time borrowers in the month of February, and 14 thus far this year, creating new opportunities for communities and consumers in the region to benefit from reliable Home Loan Bank funding. And we are expanding our reach: in the first quarter of 2012, we have been proud to add four new members to the cooperative.

In Washington

The Future of Community Banking Conference

In February, several members of the Home Loan Bank attended the FDIC’s “The Future of Community Banking Conference” in Washington. In conversations with the bankers in attendance, our people were pleased to hear that the consensus key to thriving in community banking is a focus on the community bank model: building core deposits; diversifying assets; maintaining strong capital; controlling expenses; hiring smart people; providing good service; cultivating relationships; and investing in communities. Our members have remained focused on this responsible and conservative business model, which is why our region has such strong and resilient community banks.

The conference was the first in a series of community banking initiatives that the FDIC plans to undertake this year, in an attempt to further the organization’s dialogue with and understanding of community banks. As our economy continues its slow climb of recovery, it is important that we all take advantage of opportunities that allow us to tell the very important story of the strength of the community banking model.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.